Exhibit 99.3

Anchor Glass Container Corporation Reports 2004 Third Quarter Results
- - Operational Review Underway, Resulting in Restructuring Charges of $47 to $57 Million -
- - Company Suspends Quarterly Dividend -

TAMPA, Florida, November 5, 2004 — Anchor Glass Container Corporation (NASDAQ:AGCC) today reported financial results for its third quarter ended September 30, 2004. Third quarter 2004 net sales decreased to $186.2 million from $193.5 million in the prior year. Third quarter 2004 net loss was $5.9 million versus $4.3 million in the prior year. Loss applicable to common stockholders was $5.9 million, or $(0.24) per share, versus third quarter 2003 loss applicable to common stockholders of $44.9 million (including $38.1 million for the redemption of Series C preferred stock following the company’s September 2003 initial public offering), or $(3.20) per share. Also as a result of the IPO, shares outstanding used to calculate per share amounts increased to 24,614,973 in the third quarter 2004 from 14,015,021 a year ago.

Darrin Campbell, Anchor Glass’ chief executive officer, stated, “Anchor’s third quarter results were pressured by rising energy prices resulting in higher raw materials costs, higher freight charges and higher production costs that could not be passed through to customers. Additionally, our beer and consumer product volumes were softer than their normal seasonal pattern in the latter part of the quarter as consumption was affected by the severe southeast weather including multiple hurricanes. These factors could not be completely offset by our continued improvements in production efficiency, following the past year’s betterment initiatives which resulted in higher productivity, and better average product mix.”

Mr. Campbell continued, “Given our anticipation of industry supply/demand imbalance and the current rising energy cost environment, the Anchor Glass organization’s principal focus through the first quarter of 2005 will be on completing the comprehensive operational review that was begun this past quarter. Anchor management, along with additional resources provided to us by our board of directors, is conducting this operational review, which involves a thorough examination of capacity, product mix and profitability by product, and corporate expenses.

“Considering sharply rising energy prices and the likelihood of continued energy price volatility, it is difficult to reliably commit to a free cash flow run rate target in the current environment. Nevertheless, our primary corporate objective remains the generation of sustained higher levels of free cash flow through improved EBITDA margin and asset productivity, and we will continue to monitor and report our progress on this goal.”

Third Quarter 2004 Financial Review

The third quarter 2004 sales decrease from last year’s quarter reflects the following components: softer beer and consumer product volumes; a weaker-than-expected performance in the ready-to-drink category; offset by solid increases in non-beer volumes, which were driven by new business wins since last year. Total volume decreased 4.1% in the quarter from the third quarter of last year.

Third quarter 2004 income from operations of $5.0 million decreased from $8.5 million in the prior year. Included in the 2004 figure were higher energy costs that could not be passed through to customers of $6.1 million, or $0.25 per share, which includes higher natural gas costs, higher transportation and raw material costs due to rising fuel prices, and lower energy billings to customers. On a year-to-date basis, income from operations increased to $29.9 million from $23.0 million in the prior year. The 2004 year-to-date results include the unfavorable impact of $12.1 million of energy costs. The company now expects the full-year 2004 impact of incremental energy cost to be $18 million, compared to the $14 million previously reported.

The $3.5 million decrease in income from operations reflects:

•	Anchor Glass’ betterment initiatives and improved efficiencies that partially offset the ongoing rise in energy costs in manufacturing, freight and distribution. Excluding the $6.1 million comprised of higher energy costs and lower energy recovery, third quarter gross margin expanded 186 basis points from last year to 9.6% as better manufacturing productivity and more favorable product mix offset decreased volumes.

•	Administrative and selling expense increase of 3.1% from last year to $6.8 million, or 3.7% of sales, primarily due to costs associated with Sarbanes-Oxley compliance and higher stock option compensation expense, partially offset by the benefits of a renegotiated headquarters lease.

•	An EBITDA decrease of 15.0% to $22.9 million from $27.0 million in last year’s quarter.

Capital spending in the quarter totaled $6.5 million primarily associated with maintenance and molds to support production.

For the nine months ended September 30, 2004, sales increased 8.7% to $589.8 million from $542.8 million in the first nine months of last year. Net loss for the first nine months of 2004 was $4.8 million compared to a first nine-month 2003 net loss of $14.8 million. Loss applicable to common stockholders for the first nine months of 2004 was $4.8 million, or $(0.19) per share, compared to loss applicable to common stockholders of $60.2 million, or $(4.40) per share.

Operational Review

As part of its announced efforts to drive asset productivity, improve working capital efficiency, reduce capital spending, and boost free cash flow generation, Anchor Glass began in the third quarter and has made significant progress on an operational review and analysis; this review and analysis is expected to be completed in the first quarter of 2005. An update on this review follows:

-	Capacity review—management has completed its review of current capacity within the perspective of an anticipated glass container industry supply/demand imbalance, and is taking the following actions:

•	The Connellsville facility, as separately announced today, has permanently ceased production, representing a reduction in tonnage capacity of approximately 7%.

•	Additionally, in order to enter 2005 with lower inventory levels and to better align production with customer requirements, Anchor Glass plans to curtail production selectively during the fourth quarter. The company anticipates that this temporary production curtailment will negatively impact fourth quarter earnings by $4-6 million.

•	During the fourth quarter, the company plans to allocate capital spending for maintenance repairs on temporarily idled furnaces that had previously been planned to occur in 2005. As a result, for the full year 2004, capital expenditures are now anticipated to be $65 to $69 million, above previous plans of $55 to $59 million. Capital spending in 2005 is planned to be approximately $30 to $35 million, reflecting the revised 2004 plans and lower ongoing maintenance requirements resulting from the Connellsville plant closure.

-	Product mix and profit by product—management has completed a profitability review of all current products produced and customer agreements, instituting a more aggressive set of criteria against which future business will be measured.

-	Corporate expenses—as a result of management’s evaluation of personnel costs, the company has implemented a general reduction in force of 24 employees. This reduction is expected to generate approximately $2.5 million in annualized savings beginning in the first quarter of fiscal 2005. The company expects to complete a fuller review of corporate spending during the fourth quarter.

-	Plant process and spending review—management intends to complete a review of all remaining facilities during the fourth quarter with a view toward identifying opportunities to improve cost efficiencies and manufacturing processes.

As a result of the above actions, the company will take a restructuring charge of $47 to $57 million comprised of the following: a $45 to $55 million charge for asset impairment, severance and other facility exit costs associated with Connellsville; and approximately $2 million related to severance costs associated with the general reduction in force. Of this total, $44 to $51 million will be recorded in the fourth quarter.

Anchor Glass has reached an agreement with its primary lender to modify the terms of its existing revolving credit agreement. This modification will expand the maximum borrowing availability to $115 million from $100 million, increase the borrowing base and extend the term to August 30, 2007. Additionally, the fixed charge coverage ratio covenant will be eased beginning in the fourth quarter of 2004 to account for the impact of the restructuring charges.

Mr. Campbell concluded, “We are progressing rapidly with the operational review and analysis we began this past quarter, and expect to complete this process in the first quarter of 2005. We are already taking permanent and one-time actions to right-size our capacity that should enable us to enter 2005 better positioned competitively and with enhanced working capital efficiency. We expect to identify further cost reductions and efficiency improvements that are designed to have a positive longer term impact on our profit margins and asset returns.”

CEO Succession

The company announced separately today that Richard Deneau, chief executive officer, has retired. Darrin Campbell has been named chief executive officer and elected to the Anchor Glass board of directors. Peter Reno remains interim chief financial officer.

Dividend Suspended

The board of directors has suspended the common stock quarterly dividend in view of the company’s current efforts to improve cash flow.

Third Quarter Conference Call

Anchor Glass will discuss third quarter 2004 results during a conference call today, Friday, November 5, 2004 at 10:00 a.m. Eastern Time. Interested parties may listen to the call at www.shareholder.com/anchor/medialist.cfm or via the conference call line at (800) 475-3716. A replay of the conference call will be available until November 12, 2004 at www.shareholder.com/anchor/medialist.cfm or by phone at (888) 203-1112, confirmation number 951063.

Use of Non-GAAP Information

EBITDA is an amount equal to net income (loss) plus interest expense; income taxes; depreciation and amortization; loss (gain) on fixed asset sales; and other non-cash items. EBITDA is not a presentation made in accordance with generally accepted accounting principles (GAAP) and is not intended to present a superior measure of financial condition or profitability from those determined under GAAP. EBITDA is a primary component of financial covenants under Anchor Glass’ debt agreements. Although management uses this measure, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the company’s dependence on certain executive officers; and changes in environmental and other government regulations. The company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The company disclaims any obligation to update any forward-looking statements.

About Anchor

Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

(tables follow)

Anchor Glass Container Corporation
Financial Summary
Dollars in thousands. Unaudited.

	Third quarter ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net sales	$186,224	$193,546	$589,836	$542,771
Cost of products sold	174,367	178,407	543,625	499,688
Gain on sale of non-operating properties	—	—	(3,823)	—
Selling and administrative expenses	6,832	6,627	20,141	20,093

Income from operations	5,025	8,512	29,893	22,990
Other income (expense), net	1,143	(1,097)	1,542	(1,029)
Interest expense	(12,049)	(11,667)	(36,210)	(36,805)

Net loss	$(5,881)	$(4,252)	$(4,775)	$(14,844)

Loss applicable to common stock	$(5,881)	$(44,882)	$(4,775)	$(60,225)

Basic and diluted net loss per share applicable to common stock	$(0.24)	$(3.20)	$(0.19)	$(4.40)

Basic and diluted weighted average number of common shares outstanding	24,614,973	14,015,021	24,562,215	13,673,557

EBITDA	$22,923	$26,968	$78,365	$75,101

Reconciliation of net loss to EBITDA

	Third quarter ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net loss	$(5,881)	$(4,252)	$(4,775)	$(14,844)
Interest expense	12,049	11,667	36,210	36,805
Depreciation and amortization	16,592	18,307	50,445	51,716
(Gain) loss on fixed asset sales	(101)	95	(3,843)	387
Other noncash items	264	1,151	328	1,037

EBITDA	$22,923	$26,968	$78,365	$75,101

Balance sheet data

	September 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$158	$23,083
Accounts receivable	48,685	36,674
Inventories	137,479	136,784
Other current assets	11,257	11,230

Total current assets	197,579	207,771
Property, plant and equipment, net	479,778	477,253
Other assets	14,381	14,674
Intangible assets	6,252	6,846

	$697,990	$706,544

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under revolving credit facility	$29,921	$—
Current maturities of long-term debt	9,221	8,895
Other current liabilities	92,755	118,175

Total current liabilities	131,897	127,070
Long-term debt	414,953	422,881
Long-term post-retirement liabilities	42,012	40,197
Other long-term liabilities	18,949	20,833

	475,914	483,911
Commitments and contingencies
Stockholders’ equity	90,179	95,563

	$697,990	$706,544

Cash flow data
Nine months ended September 30,

	2004	2003
Cash flows from operating activities:
Net loss	$(4,775)	$(14,844)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation	46,865	49,453
Amortization	3,580	2,263
Amortization of financing fees	1,328	4,846
(Gain) loss on fixed asset sales	(3,843)	387
Other	(1,012)	(148)
Decrease in cash resulting from changes in assets and liabilities	(40,885)	(49,993)

	1,258	(8,036)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(48,928)	(80,437)
Purchase of equipment under leases	—	(39,217)
Proceeds from sale of property and equipment	5,688	10,590
Other	(3,449)	1,996

	(46,689)	(107,068)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	353,750
Principal payments of long-term debt	(7,306)	(176,004)
Proceeds from issuance of common stock	—	111,000
Redemption of Series C preferred stock, including dividends	—	(85,285)
Dividends paid on common stock	(2,948)	—
Net draws (repayments) on revolving credit facility	29,921	(47,413)
Payment of capital lease obligations for assets purchased	—	(5,539)
Other	2,839	(20,904)

	22,506	129,605
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	(22,925)	14,501
Balance, beginning of period	23,083	351

Balance, end of period	$158	$14,852

Investor Contacts:	Peter Reno, Interim Chief Financial Officer
Anchor Glass Container Corporation
813/882-7811

Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212/838-3777

Media Contact:	Chenoa Taitt
Lippert/Heilshorn & Associates
212/838-3777

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